                            SCHEDULE 14A INFORMATION

                                    STATEMENT

   CONSENT SOLICITATION STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT [  ]
FILED BY A PARTY OTHER THAN THE REGISTRANT [X]

Check the appropriate box:

[ ]  Preliminary Consent Statement
[ ] Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Consent Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-12

                           ARGUSS COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      RONALD D. PIERCE AND KENNETH R. OLSEN
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Consent Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

CONTACT:
Kenneth R. Olsen
(561) 201-8036

                       ARGUSS SHAREHOLDER GROUP COMMENCES
                      CONSENT SOLICITATION TO REPLACE BOARD

FOR IMMEDIATE RELEASE:

         NEW YORK, NEW YORK, November 30, 2001. Ronald D. Pierce and Kenneth
R. Olsen, shareholders of Arguss Communications, Inc. (NYSE: ACX) (the "Company") announced today that, in an effort to preserve and protect the remaining shareholder value in the Company, they have filed a preliminary consent solicitation statement with the Securities and Exchange Commission seeking to replace the Company's current Board of Directors with a new slate of directors composed of Messrs. Pierce and Olsen, James D. Gerson, Stephen G. Moore, Dennis Nolin, Michael Sparkman and George Tamasi. The group's Nominees consist of former directors or officers of the Company or its subsidiaries, former owners of telecommunications construction companies acquired by the Company and executive officers of telecommunications companies. Together they would bring over 100 years of management experience to the Arguss Board. They believe that with fresh leadership and new direction, the Company can be turned around and restored to profitability.

         Mr. Pierce, noting the Company's recent dismal performance, stated that "We are convinced that unless changes are made right now, the value of the Company will continue to erode. Seeking to replace the entire board of a New York Stock Exchange company is not an everyday thing for me, and we do not take these steps lightly. We are confident that our nominees possess the experience, intelligence and ingenuity required to lead Arguss out of its current difficulties".

         Mr. Pierce is the largest shareholder of the Company. He and Mr. Olsen together beneficially own approximately 8.6% of the Company's outstanding shares. The balance of the director nominees beneficially own approximately 3.9% of the Company's outstanding shares. They have retained Innisfree M&A Incorporated to assist them in soliciting shareholder consents.

         Through its subsidiaries, the Company is engaged in the construction, reconstruction, maintenance, engineering, design, repair and expansion of communications systems, cable television and data systems, including providing aerial, underground, wireless and long-haul construction and splicing of both fiber optic and coaxial cable to major telecommunications customers. The Company also manufactures and sells highly advanced, computer-controlled equipment used in the surface mount, electronics circuit assembly industry.

         For the nine months ended September 30, 2001, the Company's net sales decreased 26% and the Company had a loss of $5.3 million as opposed to net income of $9 million for the comparable period in 2000. As of September 30, 2001, the Company was in default of financial covenants in its credit agreement and on November 7, 2001 entered into a forbearance agreement with its lenders which reduces the Company's borrowing availability by $50 million, prohibits LIBOR based borrowing and requires the payment of a $165,000 forbearance fee to the lenders and all of the lenders' out-of-pocket expenses.

         THIS PRESS RELEASE IS NOT A PROXY STATEMENT OR A CONSENT STATEMENT, NOR IS IT A SOLICITATION OF ANY PROXY OR CONSENT. ANY SUCH SOLICITATION WILL BE MADE ONLY BY A WRITTEN DEFINITIVE CONSENT SOLICITATION STATEMENT (THE "DEFINITIVE CONSENT STATEMENT"), DULY FILED WITH THE COMMISSION.

         MESSRS. PIERCE AND OLSEN HAVE FILED A PRELIMINARY CONSENT STATEMENT (THE "PRELIMINARY CONSENT STATEMENT") WITH THE COMMISSION. PLEASE READ THE PRELIMINARY

CONSENT STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS, INCLUDING, BUT NOT LIMITED TO, MESSRS. PIERCE AND OLSEN, THE PROPOSALS THEY WILL BE ASKING THE SHAREHOLDERS TO APPROVE, THE NOMINEES THAT THEY ARE PROPOSING TO BE ELECTED TO SERVE ON THE COMPANY'S BOARD OF DIRECTORS AND THEIR RESPECTIVE HOLDINGS (SECURITIES OR OTHERWISE, DIRECT OR INDIRECT) IN THE COMPANY.

         YOU MAY OBTAIN A FREE COPY OF THIS PRESS RELEASE, THE PRELIMINARY CONSENT STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE CONSENT STATEMENT, AT THE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV. A FREE COPY OF THIS PRESS RELEASE, THE PRELIMINARY CONSENT STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE CONSENT STATEMENT, MAY BE OBTAINED FROM INNISFREE M&A INCORPORATED, AT 501 MADISON AVENUE, NEW YORK, NY 10022, TOLL FREE TELEPHONE
NUMBER: (888) 750-5834.

                                       2